Exhibit 99.1

Graphic Packaging Holding Company Appoints Aditya Gandhi as Chief Accounting Officer

Accomplished finance executive brings more than 20 years of public-company accounting, packaging industry experience and finance transformation

ATLANTA, Sept. 28, 2026 /PRNewswire/ -- Graphic Packaging Holding Company (NYSE: GPK), a global leader in sustainable consumer packaging, today announced that Aditya Gandhi has been appointed Vice President and Chief Accounting Officer, effective Sept. 28. He will report to Charles D. Lischer, Interim Chief Financial Officer.

Gandhi joins Graphic Packaging from AptarGroup, Inc., where he served as Chief Accounting Officer. Previously, he spent nearly five years at Sonoco Products Company, including nearly four as Chief Accounting Officer. He also held senior roles at WestRock, including Segment Controller for its Consumer Packaging business.

“Aditya brings an excellent track record, combining deep experience in accounting advisory services, finance and as a Chief Accounting Officer in the paper and packaging industry,” President and Chief Executive Officer Robbert Rietbroek said. “His record of optimizing financial operations will be valuable as we continue to strengthen our business and create long-term value.”

Earlier in his career, Gandhi held a senior technical accounting role at GE and spent more than a decade with Deloitte. His Deloitte tenure included senior roles in the firm’s National Office and London, where he advised clients on complex accounting matters under U.S. GAAP and IFRS.

“Graphic Packaging has a strong foundation and a clear focus on performance and value creation,” Gandhi said. “I look forward to partnering with teams across the organization to develop our people, strengthen our finance capabilities and enable disciplined execution of the Company’s business and financial priorities.”

Gandhi holds a bachelor’s degree in commerce, with a concentration in financial accounting and auditing, from the University of Mumbai. He is a Certified Public Accountant.

About Graphic Packaging Holding Company

Graphic Packaging Holding Company (NYSE: GPK), headquartered in Atlanta, Georgia, designs and produces consumer packaging made primarily from renewable or recycled materials. An industry leader in innovation, the Company is committed to reducing the environmental footprint of consumer packaging. Graphic Packaging operates a global network of design and manufacturing facilities serving the world’s most widely recognized brands in food, beverage, foodservice, household and other consumer products.

Learn more at www.graphicpkg.com.

Contact Information

Media: Comms@graphicpkg.com

Investors: Investor.Relations@graphicpkg.com

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